UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 17, 2009
SOMAXON PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51665	20-0161599
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3721 Valley Centre Drive, Suite 500, San Diego, California	92130
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 480-0400

(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          1. Issuances of Restricted Stock Units. On February 17, 2009, the Compensation Committee of the Board of Directors (the “Committee”) of Somaxon Pharmaceuticals, Inc. (the “Company”) approved the issuance of restricted stock units (“RSUs”) under the Company’s 2005 Stock Incentive Plan to certain of the named executive officers of the Company. As part of the Company’s efforts to conserve cash, these RSUs were issued to the named executive officers in lieu of cash bonuses.
          The Committee granted each named executive officer other than Mr. Pascoe and Dr. Jochelson a number of RSUs calculated by dividing the bonus which would have been payable to such named executive officer under the 2008 Incentive Plan by $2.18, the closing price of the Company’s common stock on the Nasdaq Global Market on the grant date of February 17, 2009. Mr. Pascoe’s employment agreement with the Company provided that his cash bonus for 2008 performance would have been $100,000, and such amount was used to determine his RSU award based upon the same $2.18 stock price. His employment agreement was amended to reflect the issuance of RSUs in lieu of the cash bonus. Dr. Jochelson was not issued RSUs because he has resigned from the Company effective as of March 4, 2009, and such departure date is prior to the vesting trigger for the RSUs.
          The number of RSUs received by each named executive officer is as follows:

Name	Title	Number of RSUs Received
David F. Hale	Executive Chairman of the Board	27,523
Richard W. Pascoe	President and Chief Executive Officer	45,872
Susan E. Dubé	Senior Vice President, Corporate and Business Development	18,886
Philip Jochelson, M.D.	Senior Vice President and Chief Medical Officer	—
Jeffrey W. Raser	Senior Vice President, Sales and Marketing	21,660
Meg M. McGilley	Vice President and Chief Financial Officer	19,009
          All of such RSUs are initially unvested and will vest in full upon the date that is six months after the completion by the Company of a financing or strategic collaboration transaction, or the last in a series of such transactions, during 2009 resulting in working capital for the Company of at least $25 million in the aggregate. In order to have his or her RSUs vest, a named executive officer must be employed by the Company on the vesting date. In the event of a change in control prior to the vesting trigger, 100% of the unvested RSUs will vest upon the consummation of the change in control.
          2. Option Grants. Also on February 17, 2009, as a further inducement to the foregoing executive officers, the Committee granted options to such named executive officers under the Company’s 2005 Stock Incentive Plan. Dr. Jochelson was not granted stock options because he has resigned from the Company effective as of March 4, 2009, and such departure date is prior to the initial vesting trigger for the stock options. The number of options received by each named executive officer is as follows:

		Number of Options
Name	Title	Received
David F. Hale	Executive Chairman of the Board	100,000
Richard W. Pascoe	President and Chief Executive Officer	150,000
Susan E. Dubé	Senior Vice President, Corporate and Business Development	40,000
Philip Jochelson, M.D.	Senior Vice President and Chief Medical Officer	—
Jeffrey W. Raser	Senior Vice President, Sales and Marketing	125,000
Meg M. McGilley	Vice President and Chief Financial Officer	90,000
          All of these stock options vest over four years, with 25% vesting after one year and the remainder vesting in equal monthly installments over the subsequent three years. Notwithstanding anything to the contrary contained in the employment agreements of the named executive officers, these stock options will not be subject to the provision in such employment agreements providing for accelerated vesting in the event the executive officer’s employment is terminated for cause or the executive officer resigns for good reason (as each such term is defined in the employment agreements), unless such termination or resignation occurs following a change in control.

     SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOMAXON PHARMACEUTICALS, INC.
Date: February 23, 2009	By:	/s/ Meg M. McGilley
	Name:	Meg M. McGilley
	Title:	Vice President and Chief Financial Officer